Exhibit 99.1

Eastman Highlights Circular Economy Growth and Innovation at

Circular Economy Deep Dive Event

KINGSPORT, Tenn., November 21, 2024 – Eastman Chemical Company (NYSE:EMN) hosted investors and analysts at its headquarters in Kingsport for its 2024 Circular Economy Deep Dive. During the event, attendees toured Eastman’s methanolysis operations and learned more about the company’s innovative and sustainable materials. Following the tour, executives provided an update on Eastman’s innovation-driven growth strategy, including financial projections for its circular economy initiatives.

Eastman’s Board Chair and Chief Executive Officer Mark Costa kicked off the event by reiterating the company’s unwavering commitment to its innovation-driven growth model. “Our key strategic themes remain unchanged since 2021,” said Costa. “We have remained committed to investing in our innovation-driven growth strategy, including our circular economy platforms, despite prolonged economic weakness. Our investments have resulted in strong financial performance relative to our peers. We continue to make great progress on our circular initiatives and have confidence that this new vector of growth will create value for years to come.”

Eastman is leveraged to a macroeconomic recovery and expects to generate significant EBITDA growth through its circular economy initiatives. The company projects that it will generate:

•	greater than $2.1 billion of EBITDA and approximately $1.6 billion of cash from operations in a normalized macroeconomic environment before the benefit of circular investments, and

•	additional EBITDA of >$500 million by 2029 through its circular initiatives:

•	>$350 million of EBITDA from Kingsport, Tenn., and Longview, Texas, methanolysis projects, and

•	$150 million–$200 million of EBITDA from its cellulosic biopolymer platform

The company also said it expects to generate an incremental $75 million–$100 million of EBITDA contribution in 2025 compared to 2024 from the Kingsport methanolysis facility.

To achieve these circular platform EBITDA targets, the company expects to continue to invest in organic growth for the next several years. Capital expenditures in 2025 are expected to be approximately $800 million. In 2026 and 2027, capital expenditures are expected to range between $800 million and $1 billion.

Executive Vice President and Chief Financial Officer Willie McLain stated, “The company is in a solid financial position. Our base businesses are strong and leveraged to an economic recovery. Our circular economy initiatives add to that strength, making Eastman an attractive growth opportunity not just for today, but for the foreseeable future.”

The projected Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) exclude any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected EBITDA excluding non-core and any unusual or non-recurring items to reported GAAP net earnings without unreasonable efforts.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2023 revenue of approximately $9.2 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

Forward-Looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

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Contacts:

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com